Exhibit 99.1

FTC Solar Announces Second Quarter 2022 Financial Results

Second Quarter Highlights and Recent Developments

•
Second quarter revenue of $30.7 million
•
Added new top 10 utility customer and new strategic EPC customer
•
Awarded first project in Thailand, continuing international expansion
•
Added $141 million to executed contracts and awarded orders since May 9
•
Announced EPC partner for distributed generation (DG) business, AUI Partners
•
Closed acquisition of HX Tracker

AUSTIN, Texas — August 9, 2022– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, software and engineering services, today announced financial results for the second quarter ended June 30, 2022.

“Second quarter results were generally in-line with our expectations,” said Sean Hunkler, FTC Solar President and Chief Executive Officer, “and reflect what has been a challenging solar-module constrained U.S. market environment. Following the President’s executive order on clean energy in June, we have observed a significant uptick in customer project discussions. Developer and EPC customers are eagerly working to secure sufficient module supply for both delayed 2022 projects as well as a strong funnel of 2023 projects. Based on these and other discussions, we believe that successfully navigating UFLPA import restrictions on solar modules remains the last hurdle for the industry to overcome to ensure a very strong recovery in 2023.

“Through all the regulatory uncertainty of 2022, our goal at FTC Solar has been to ensure that we are best positioned to capitalize on the significant long-term growth opportunities we see ahead. To that end, we have focused on those things we control, including significant cost-reduction initiatives, operational improvements, strategic R&D and continuing to build and strengthen customer relationships. We made good progress this period, including growing our project pipeline1 to a new record high and adding a significant $141 million to contracted and awarded orders2 since May 9, bringing our total to $774 million. These awards include our first project with a new top 10 utility customer, a new strategic EPC customer, as well as our first project award in Thailand, continuing our international expansion.

“With a differentiated product, strong customer adoption, record project pipeline and cost reduction initiatives, I believe FTC Solar is positioned incredibly well as the industry appears to be on the cusp of a significant recovery and positioned for significant long-term growth.”

Summary Financial Performance: Q2 2022 compared to Q2 2021

	GAAP		Non-GAAP
	Three months ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$30,721	$50,108	$30,721	$50,108
Gross margin percentage	(21.2%)	(32.0%)	(17.5%)	(16.8%)
Total operating expenses	$18,727	$56,422	$12,448	$8,286
Loss from operations(a)	$(25,239)	$(72,472)	$(17,741)	$(16,745)
Net loss	$(25,683)	$(52,350)	$(18,226)	$(16,970)
Diluted loss per share	$(0.26)	$(0.61)	$(0.18)	$(0.20)
(a) Adjusted EBITDA for Non-GAAP

Total second quarter revenue was $30.7 million, in line with our prior guidance range. This revenue level reflects the lower demand environment in the U.S. amid the regulatory environment and solar module availability constraints, and represents a decrease of 38% compared to the prior quarter and a decrease of 39% year-over-year, driven by lower volume and partially offset by a higher ASP.

GAAP gross loss was $6.5 million, or 21.2% of revenue, compared to $9.3 million, or 18.7% of revenue in the prior quarter. Non-GAAP gross loss was $5.4 million or 17.5% of revenue. The result for this quarter compares to a non-GAAP gross loss of $8.4 million in the prior-year period, with the difference driven primarily by higher logistics revenues with an improved margin.

GAAP operating expenses were $18.7 million. On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $12.4 million, compared to $8.3 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing, and other costs related to public company requirements.

GAAP net loss was $25.7 million or $0.26 per share, compared to a loss of $27.8 million or $0.28 per share in the prior quarter, and compared to a net loss of $52.4 million or $0.61 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $7.9 million, including stock-based compensation expense, certain consulting and legal fees, severance and other non-cash items, was $17.7 million. This result compares to an Adjusted EBITDA loss of $20.0 million in the prior quarter and $16.7 million in the year-ago quarter.

Contracted and awarded orders2 as of August 8 were $774 million with expected delivery dates in 2022 and beyond. This includes the addition of $141 million since the company's last update as of May 9, 2022.

2H 2022 Outlook

Third Quarter

We expect the third quarter to represent the low-water mark in terms of revenue, reflecting a continuation of largely prior-period module-supply related customer project delays, ahead of international projects starting production in the fourth quarter. Our expectation for gross margin reflects the lower revenue base to absorb overhead costs and incremental low-margin logistics revenue previously expected in the second quarter.

Fourth Quarter

Looking ahead to the fourth quarter, based on what we see today, we are targeting a significant rebound relative to the third quarter, as new project wins begin production. For gross margin, with our new projects coming online in the fourth quarter, and the delivery of our lower margin legacy projects being completed, we expect gross margins to flip to positive during the quarter, with adjusted EBITDA slightly above or below breakeven.

While we are still looking for incremental clarity on how much module supply will be available to customers, we believe the ingredients are coming into place to set the industry up for a very strong year in 2023. We believe FTC Solar is well-positioned to quickly respond to pent-up customer demand, benefit from the continued cost reduction efforts and resume our strong growth trajectory.

(in millions)	2Q '22 Guidance	2Q '22 Actual	3Q '22 Guidance	4Q '22 Guidance
Revenue	$30.0 - $35.0	$30.7	$16.5-$19.0	$75 - $90
Non-GAAP Gross Profit		$(5.4)	$(8.3)-$(3.8)
Non-GAAP Gross Margin	(29.0%) - (19.0%)	(17.5%)	(50%) - (20%)	9% - 14%
Non-GAAP operating expenses	$10.0 - $11.0	$12.4	$10-$11
Non-GAAP adjusted EBITDA	$(19.7) - $(16.7)	$(17.7)	$(19)-$(14)	$(3) - $3

Second quarter 2022 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its second quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

1. The term ‘pipeline’ refers to the total amount of uncontracted projects in the solar energy market to which the company has visibility as a potential sale opportunity for its trackers. The size of our pipeline does not guarantee future sales results or revenues, which will depend on our ability to convert pipeline opportunities to binding sales orders.

2. We define executed contracts and awarded orders as orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers and we instead use estimated average selling price to calculate the revenue included in our executed contracts and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except shares and per share data)	2022	2021	2022	2021
Revenue:
Product	$9,166	$35,755	$40,134	$92,217
Service	21,555	14,353	40,140	23,598
Total revenue	30,721	50,108	80,274	115,815
Cost of revenue:
Product	16,426	43,878	51,389	98,874
Service	20,807	22,280	44,684	32,872
Total cost of revenue	37,233	66,158	96,073	131,746
Gross profit (loss)	(6,512)	(16,050)	(15,799)	(15,931)
Operating expenses
Research and development	2,711	5,583	5,412	7,537
Selling and marketing	2,927	3,097	4,899	4,197
General and administrative	13,089	47,742	26,907	52,826
Total operating expenses	18,727	56,422	37,218	64,560
Loss from operations	(25,239)	(72,472)	(53,017)	(80,491)
Interest expense, net	(427)	(200)	(722)	(214)
Gain from disposal of investment in unconsolidated subsidiary	—	20,619	337	20,619
Gain (loss) on extinguishment of debt	—	—	—	790
Other income (expense)	73	(46)	92	(46)
Income (loss) from unconsolidated subsidiary	—	(136)	—	(354)
Loss before income taxes	(25,593)	(52,235)	(53,310)	(59,696)
(Provision) benefit for income taxes	(90)	(115)	(166)	(96)
Net loss	(25,683)	(52,350)	(53,476)	(59,792)
Other comprehensive income (loss):
Foreign currency translation adjustments	60	7	117	6
Comprehensive loss	$(25,623)	$(52,343)	$(53,359)	$(59,786)
Net loss per share:
Basic	$(0.26)	$(0.61)	$(0.54)	$(0.78)
Diluted	$(0.26)	$(0.61)	$(0.54)	$(0.78)
Weighted-average common shares outstanding:
Basic	100,321,943	86,156,309	99,752,707	76,581,517
Diluted	100,321,943	86,156,309	99,752,707	76,581,517

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$66,025	$102,185
Accounts receivable, net	76,004	107,548
Inventories	13,677	8,860
Prepaid and other current assets	13,673	17,186
Total current assets	169,379	235,779
Operating lease right-of-use assets	1,509	1,733
Property and equipment, net	1,436	1,582
Intangible assets, net	1,433	—
Goodwill	7,487	—
Other assets	4,254	3,926
Total assets	$185,498	$243,020
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$34,921	$39,264
Accrued expenses	29,850	47,860
Income taxes payable	166	47
Deferred revenue	6,881	1,421
Other current liabilities	7,073	4,656
Total current liabilities	78,891	93,248
Operating lease liability, net of current portion	1,093	1,340
Deferred income taxes	358	—
Other non-current liabilities	5,157	5,566
Total liabilities	85,499	100,154
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of June 30, 2022 and December 31, 2021	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 101,720,174 and 92,619,641 shares issued and outstanding as of June 30, 2022 and December 30, 2021	10	9
Treasury stock, at cost; 10,762,566 shares as of June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	302,573	292,082
Accumulated other comprehensive income (loss)	124	7
Accumulated deficit	(202,708)	(149,232)
Total stockholders’ equity	99,999	142,866
Total liabilities and stockholders’ equity	$185,498	$243,020

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities
Net loss	$(53,476)	$(59,792)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	5,608	53,150
Depreciation	265	42
Loss from sale of property and equipment	111	—
Amortization of debt issue costs	349	—
Provision for obsolete and slow-moving inventory	12	—
Loss from unconsolidated subsidiary	—	354
Gain from disposal of investment in unconsolidated subsidiary	(337)	(20,619)
Gain on extinguishment of debt	—	(790)
Warranty provision	4,184	1,627
Warranty recoverable from manufacturer	(181)	(511)
Bad debt expense	1,147	23
Lease expense and other non-cash items	384	—
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	30,397	(23,270)
Inventories	(4,829)	(6,123)
Prepaid and other current assets	3,586	(23,892)
Other assets	(384)	678
Accounts payable	(3,943)	9,719
Accruals and other current liabilities	(22,127)	190
Accrued interest – related party debt	—	(207)
Deferred revenue	5,460	(14,779)
Other non-current liabilities	(2,334)	224
Lease payments and other, net	(290)	(319)
Net cash used in operating activities	(36,398)	(84,295)
Cash flows from investing activities:
Purchases of property and equipment	(683)	(293)
Proceeds from sale of property and equipment	53	—
Acquisitions, net of cash acquired	18	—
Proceeds from disposal of investment in unconsolidated subsidiary	337	22,122
Net cash provided by (used in) investing activities	(275)	21,829
Cash flows from financing activities:
Repayments of borrowings	—	(1,000)
Repurchase and retirement of common stock held by related parties	—	(54,155)
Offering costs paid	—	(5,334)
Deferred financing costs for revolving credit facility	—	(1,959)
Proceeds from stock issuance	—	241,207
Proceeds from stock option exercises	514	—
Net cash provided by financing activities	514	178,759
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	6
Net increases (decrease) in cash, cash equivalents and restricted cash	(36,160)	116,299
Cash, cash equivalents and restricted cash at beginning of period	102,185	33,373
Cash, cash equivalents and restricted cash at end of period	$66,025	$149,672

Supplemental disclosures of cash flow information:
Purchases of property and equipment included in ending accounts payable and accruals	$78	$154
HX Tracker purchase price included in ending accruals	$4,347	$—
Offering costs in period end accruals	$—	$619
Commencement of new operating leases	$—	$639
Cash paid during the period for third party interest	$403	$247
Cash paid during the period for taxes	$146	$—

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal of our investment in an unconsolidated subsidiary, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted net loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal of our investment in an unconsolidated subsidiary, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP net loss per share using our weighted average basic and diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods and on an ongoing basis, as well as against other entities, by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP net loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and six months ended June 30, 2022 and 2021, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except percentages)	2022	2021	2022	2021
GAAP revenue	$30,721	$50,108	$80,274	$115,815
GAAP gross profit (loss)	$(6,512)	$(16,050)	$(15,799)	$(15,931)
Depreciation expense	87	14	156	16
Stock-based compensation	1,059	7,163	1,368	7,229
Severance	—	295	—	295
Other costs	—	165	102	165
Non-GAAP gross profit (loss)	$(5,366)	$(8,413)	$(14,173)	$(8,226)
Non-GAAP gross margin percentage	(17.5%)	(16.8%)	(17.7%)	(7.1%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and six months ended June 30, 2022 and 2021, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP operating expenses	$18,727	$56,422	$37,218	$64,560
Depreciation expense	(57)	(19)	(109)	(26)
Stock-based compensation	(2,079)	(45,538)	(6,380)	(45,921)
Non-routine legal fees	(3,822)	(775)	(4,900)	(790)
Severance	(111)	—	(726)	—
Other (costs) credits	(210)	(1,804)	(1,478)	(2,686)
Non-GAAP operating expenses	$12,448	$8,286	$23,625	$15,137

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and six months ended June 30, 2022 and 2021, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP loss from operations	$(25,239)	$(72,472)	$(53,017)	$(80,491)
Depreciation expense	144	33	265	42
Stock-based compensation	3,138	52,701	7,748	53,150
Non-routine legal fees	3,822	775	4,900	790
Severance	111	295	726	295
Other costs	210	1,969	1,580	2,851
Other income (expense)	73	(46)	92	(46)
Adjusted EBITDA	$(17,741)	$(16,745)	$(37,706)	$(23,409)

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the three months ended June 30, 2022 and 2021, respectively:

	Three months ended June 30,
	2022		2021
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(25,683)	$(25,683)	$(52,350)	$(52,350)
Reconciling items -
Provision for income taxes	90	—	115	—
Interest expense, net	427	—	200	—
Amortization of debt issue costs in interest expense	—	176	—	115
Depreciation expense	144	—	33	—
Stock-based compensation	3,138	3,138	52,701	52,701
Gain from disposal of investment in unconsolidated subsidiary(d)	—	—	(20,619)	(20,619)
Non-routine legal fees(a)	3,822	3,822	775	775
Severance(b)	111	111	295	295
Other costs(c)	210	210	1,969	1,969
Loss from unconsolidated subsidiary(d)	—	—	136	136
Income tax expense attributable to adjustments	—	—	—	8
Adjusted Non-GAAP amounts	$(17,741)	$(18,226)	$(16,745)	$(16,970)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.18)	N/A	$(0.20)
Diluted	N/A	$(0.18)	N/A	$(0.20)

Weighted-average common shares outstanding:
Basic	N/A	100,321,943	N/A	86,156,309
Diluted	N/A	100,321,943	N/A	86,156,309

(a) Non-routine legal fees represent legal fees and other costs incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred related to agreements with certain executives due to restructuring changes.

(c) Other costs in 2022 include certain costs related to our acquisition of HX Tracker and shareholder follow-on registration costs pursuant to our IPO. Other costs in 2021 include consulting fees in connection with operations and finance and certain costs attributable to accelerated vesting of stock-based compensation awards resulting from our IPO.

(d) Our management excludes the gain from the sale in 2021 of our unconsolidated subsidiary when evaluating our operating performance, along with the income (loss) from operations of our unconsolidated subsidiary prior to the sale.

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the six months ended June 30, 2022 and 2021, respectively:

	Six months ended June 30,
	2022		2021
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(53,476)	$(53,476)	$(59,792)	$(59,792)
Reconciling items -
Provision for income taxes	166	—	96	—
Interest expense, net	722	—	214	—
Amortization of debt issue costs in interest expense	—	349	—	115
Depreciation expense	265	—	42	—
Stock-based compensation	7,748	7,748	53,150	53,150
Gain from disposal of investment in unconsolidated subsidiary(d)	(337)	(337)	(20,619)	(20,619)
Gain on extinguishment of debt	—	—	(790)	(790)
Non-routine legal fees(a)	4,900	4,900	790	790
Severance(b)	726	726	295	295
Other costs(c)	1,580	1,580	2,851	2,851
Loss from unconsolidated subsidiary(d)	—	—	354	354
Income tax benefit attributable to adjustments	—	—	—	(3)
Adjusted Non-GAAP amounts	$(37,706)	$(38,510)	$(23,409)	$(23,649)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.39)	N/A	$(0.31)
Diluted	N/A	$(0.39)	N/A	$(0.31)

Weighted-average common shares outstanding:
Basic	N/A	99,752,707	N/A	76,581,517
Diluted	N/A	99,752,707	N/A	76,581,517

(a) Non-routine legal fees represent legal fees and other costs incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred related to agreements with certain executives due to restructuring changes.

(c) Other costs in 2022 include certain costs related to our acquisition of HX Tracker, as well as costs attributable to settlement of stock-based compensation awards resulting from our IPO and shareholder follow-on registration costs pursuant to our IPO. Other costs in 2021 include consulting fees in connection with operations and finance and costs attributable to accelerated vesting of stock-based compensation awards resulting from our IPO.

(d) Our management excludes the gain from current year collections of contingent contractual amounts arising from the sale in 2021 of our unconsolidated subsidiary, as well as the gain from the 2021 sale, when evaluating our operating performance, along with the income (loss) from operations of our unconsolidated subsidiary prior to the sale.